Filed Pursuant to Rule 424(b)(3)

Registration No. 333-199733

 PROSPECTUS SUPPLEMENT NO. 2

To Prospectus dated September 15, 2015

Enova International, Inc.

6,521,462 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus dated September 15, 2015 relating to the offer and sale from time to time of 6,521,462 shares of common stock, $0.00001 par value, of Enova International, Inc., or Enova, by Cash America International, Inc., or Cash America.

This prospectus supplement includes our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2016.

The information contained in the report included in this prospectus supplement is dated as of the period of such report. This prospectus supplement should be read in conjunction with the prospectus dated September 15, 2015, as supplemented and amended by prospectus supplement no. 1 dated November 12, 2015. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 5, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):

December 29, 2015

ENOVA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35503	45-3190813
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

175 West Jackson Boulevard

Chicago, Illinois 60604

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (312) 568-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 29, 2015, Enova International, Inc. (“Enova”) and certain of its domestic subsidiaries, as guarantors, entered into an amendment to its revolving credit facility (the “Amendment”) with Jefferies Finance LLC, as administrative agent. The Amendment increased Enova’s revolving credit commitment amount by $15.0 million (the “Amendment No. 3 Revolving Commitment”) from $60.0 million to $75.0 million (the “Revolving Commitment Amount”).  As of January 4, 2016, the Amendment No. 3 Revolving Commitment was fully drawn.

On the date that is two (2) business days after Enova or any of its subsidiaries receives net cash proceeds from a Permitted Receivables Financing (as defined in the Amendment) (the “Amendment No. 3 Repayment Date”) (i) in an amount greater than or equal to the aggregate outstanding principal balance of all revolving loans under the credit facility, then Enova shall repay all such revolving loans under the credit facility or (ii) in an amount less than the aggregate outstanding principal balance of all revolving loans under the credit facility, then Enova shall repay the greater of (a) the actual net cash proceeds received from such Permitted Receivables Financing and (b) an amount of revolving loans necessary to reduce the aggregate outstanding balance of all revolving loans under the credit facility to, and the Revolving Commitment Amount will be permanently reduced to, $40.0 million.  In any event, without duplication, if the Amendment No. 3 Repayment Date has not occurred by (A) January 22, 2016,  Enova will be required to repay the revolving loans drawn under the Amendment No. 3 Revolving Commitment and the Amendment No. 3 Revolving Commitment will automatically and permanently terminate and (B) on February 29, 2016, Enova will be required to repay revolving loans necessary to reduce the aggregate outstanding balance of all revolving loans under the credit facility to, and the Revolving Commitment Amount will automatically and permanently be reduced to, $40.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENOVA INTERNATIONAL, INC.

Date: January 5, 2016	By:	/s/ Lisa M. Young
Lisa M. Young
Vice President—General Counsel &
Secretary